SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

                          _____________

                            FORM 8-K

                         CURRENT REPORT



             Pursuant to Section 13 or 15(d) of the

                 Securities Exchange Act of 1934


                          May 14, 1996
        Date of Report (Date of earliest event reported)



                          ConAgra, Inc.
     (Exact name of registrant as specified in its charter)


         Delaware               1-7275           47-0248710
     (State or other          (Commission       (IRS Employer
     jurisdiction of          File Number)    Identification No.)
     incorporation)


     One ConAgra Drive, Omaha, Nebraska           68102-5001
     (Address of principal executive offices)     (Zip Code)



       Registrant's telephone number, including area code
                         (402) 595-4000

Item 5.   OTHER EVENTS.

     ConAgra on May 14, 1996, announced a major restructuring program designed to strengthen the Company's core businesses and improve ConAgra's profitability. The restructuring program and other initiatives will result in a one-time pre-tax charge of approximately $505 million in the fourth quarter of fiscal year 1996 ending May 26, 1996. The charge includes $55 million pretax relating to the Company's previously announced program for divesting non-core businesses; the Company has determined that its Country General farm stores will not currently be sold and the Company therefore will not realize the expected gain from the sale as a part of the divestiture program. A copy of ConAgra's May 14, 1996 press release is attached as Exhibit 99 and is incorporated herein by reference.

     ConAgra's bylaws as amended through May 14, 1996 are attached as Exhibit 3.1. The amended bylaws set forth certain procedures which stockholders must follow in order to nominate a director or present any other business at an annual stockholders' meeting. Generally, a stockholder must give timely notice to the secretary of the company. To be timely, such notice must be received by the company not less than sixty nor more than ninety days prior to the first anniversary of the preceding year's annual stockholders' meeting.


Item 7.   FINANCIAL STATEMENTS AND EXHIBITS.

     Exhibit 3.1    ConAgra, Inc.'s Bylaws as amended through
                    May 14, 1996

     Exhibit 99     ConAgra Inc.'s Press Release dated May 14,
1996



     Pursuant to the requirements of the Securities Exchange Act of
1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   CONAGRA, INC.


May 14, 1996                       By: /s/ J. P. O'Donnell
                                       __________________________
                                       J. P. O'Donnell
                                       Senior Vice President and
                                       Chief Financial Officer